Change in Registrant’s certifying accountant

On February 18, 2016, upon the recommendation of the Audit Committee of the Board of Trustees (the “Board”) of The Oberweis Funds (the “Fund”), the Board approved the engagement of BBD, LLP (“BBD”) as the independent registered public accounting firm for the Fund for the fiscal year ending December 31, 2016. During the Fund’s two most recent fiscal years (ended December 31, 2015 and December 31, 2014) and during the period from the end of the most recently completed fiscal year through February 18, 2016, neither the Fund, nor anyone on its behalf consulted with BBD, on behalf of the Fund, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the instructions thereto, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

For the Fund’s two most recent fiscal years (ended December 31, 2015 and December 31, 2014) in which PricewaterhouseCoopers LLP (“PwC”) was the Fund’s independent registered public accounting firm, there were no disagreements between the Fund and PwC on any matter of accounting principles and practices, financial statement disclosure, auditing scope or procedure, or any other matter, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such periods. The reports of PwC on the Fund’s financial statements as of and for the two most fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainties, audit scope, accounting principles or practices and financial statement disclosures.

The Fund has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statement made by the Fund set forth above. A copy of such letter is filed as an exhibit hereof.

February 24, 2016

Patrick Joyce

Chief Financial Officer

The Oberweis Funds

3333 Warrenville Road, Suite 500

Lisle, IL 60532

Dear Mr. Joyce:

This is to confirm that the client-auditor relationship between The Oberweis Funds (Investment Company Act file number 811-4854) and PricewaterhouseCoopers LLP will cease upon completion of services related to the audit of the December 31, 2015 financial statements.

Sincerely,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

cc:	Office of the Chief Accountant

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